Exhibit 10.2

COMERICA INCORPORATED
2006 AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN

SECTION I
PURPOSE

The purpose of the Comerica Incorporated 2006 Management Incentive Plan (the “Plan”) is to promote and advance the interests of Comerica Incorporated and its stockholders by enabling the Corporation to attract, retain and reward key employees of the Corporation and its Affiliates (as defined below), and to qualify incentive compensation paid to Participants (as defined below) who are Covered Employees (as defined below) as performance-based compensation within the meaning of Section 162(m) of the Code (as defined below).  The Governance, Compensation and Nominating Committee and the Board of Directors now desire to amend and restate the Plan, effective December 31, 2008, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and to reflect its administration.

SECTION II
DEFINITIONS

The terms below shall have the following meanings:

A.            “Affiliate” means any company controlled by, controlling or under common control with the Corporation.

B.            “Board” means the Board of Directors of the Corporation.

C.            “Change of Control” means a Change of Control as defined in the Comerica Incorporated Executive Officer Employment Agreements.

D.            “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

E.             “Committee” means the committee appointed by the Board to administer the Plan as provided herein.  Unless otherwise determined by the Board, the Compensation Committee of the Board or a subcommittee thereof consisting of members appointed from time to time by the Board of Directors of the Corporation shall be the Committee and shall be comprised of not less than such number of directors as shall be required to permit the Plan to satisfy the requirements of Code Section 162(m).  To the extent required by Section 162(m) of the Code, the Committee administering the Plan shall be composed solely of “outside directors” within the meaning of Code Section 162(m).

F.             “Corporation” means Comerica Incorporated, a Delaware corporation.

G.            “Covered Employee” means any employee that the Committee reasonably expects to be a “covered employee” within the meaning of Section 162(m) of the Code with respect to the applicable Performance Period.

H.            “Incentive Payment” means, with respect to each Participant, the amount he or she may receive for the applicable Performance Period as determined by the Committee pursuant to the provisions of the Plan.

I.              “Participant” means any employee of the Corporation or an Affiliate who is designated by the Committee as eligible to receive an Incentive Payment under the Plan.

J.             “Performance Goals” means the performance goals established by the Committee in connection with the grant of any Incentive Payment.  In the case of any Incentive Payment that is intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, such goals shall be (i) based on the attainment of specified levels of one or more of the following measures (a) earnings per share, (b) return measures (including, but not limited to, return on assets, equity or sales), (c) net income (before or after taxes), (d) cash flow (including, but not limited to, operating cash flow and free cash flow), (e) cash flow return on investments, which equals net cash flows divided by owner’s equity, (f) earnings before or after taxes, interest, depreciation and/or amortization, (g) internal rate of return or increase in net present value, (h) gross revenues, (i) gross margins or (j) stock price (including, but not limited to, growth measures and total stockholder return) and (ii) set by the Committee within the time period prescribed by Section 162(m) of the Code.  Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee for a Performance Period.  Such Performance Goals may be particular to a line of business, subsidiary or other unit or may be based on the performance of the Corporation generally.  Such Performance Goals may cover the Performance Period as specified by the Committee.  Performance Goals may be adjusted by the Committee in its sole discretion to eliminate the unbudgeted effects of charges for restructurings, charges for discontinued operations, charges for extraordinary items and other unusual or non-recurring items of loss or expense, merger related charges, cumulative effect of accounting changes, the unbudgeted financial impact of any acquisition or divestiture made during the applicable Performance Period, and any direct or indirect change in the Federal corporate tax rate affecting the Performance Period, each as defined by generally accepted accounting principles and identified in the audited financial statements, notes to the audited financial statements, management’s discussion and analysis or other Corporation filings with the Securities and Exchange Commission.

K.            “Performance Period” means, with respect to any Incentive Payment, the period, not to be less than 12 months, specified by the Committee.

L.             “Performance Targets” mean the specific measures which must be satisfied in connection with any Performance Goal prior paying any Incentive Payment.

M.           “Plan” means the 2006 Comerica Incorporated Management Incentive Plan.

SECTION III
ADMINISTRATION

The Plan shall be administered by the Committee.  Subject to the express provisions of the Plan, the Committee shall have exclusive authority to interpret the Plan, to promulgate, amend, and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in connection with the administration of the Plan, including, but not limited to, determinations relating to eligibility, whether to make Incentive Payments, the terms of any such Incentive Payments, the time or times at which Performance Goals are established, the Performance Periods to which Incentive Payments relate, and the actual dollar amount of any Incentive Payment.  The determinations of the Committee pursuant to this authority shall be conclusive and binding on all parties including without limitation the Participants, the Corporation and its stockholders.  The provisions of this Plan are intended to ensure that all Incentive Payments made to Covered Employees hereunder qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, and, unless otherwise determined by the Committee, this Plan shall be interpreted and operated consistent with that intention.

The Committee may, in its discretion, authorize the Chief Executive Officer of the Corporation to act on its behalf, except with respect to matters relating to such Chief Executive Officer or which are required to be certified by a majority of the Committee under the Plan, or which are required to be handled exclusively by the Committee under Code Section 162(m) or the regulations promulgated thereunder.

SECTION IV
ESTABLISHMENT OF PERFORMANCE GOALS AND INCENTIVE PAYMENTS

A.            Establishment of Performance Goals.  Prior to the earliest time required by Section 162(m) of the Code, the Committee shall, in its sole discretion, for each Performance Period, determine and establish in writing the following:

1.             The Performance Goals applicable to the Performance Period; and

2.             The Performance Targets pursuant to which the total amount that may be available for payment to all Participants as Incentive Payments based upon the relative level of attainment of the Performance Goals may be calculated.

B.            Certification and Payment.  After the end of each Performance Period, the Committee shall:

1.             Certify in writing, prior to the unconditional payment of any Incentive Payment, the level of attainment of the Performance Targets for the Performance Period;

2.             Determine the total amount available for Incentive Payments based on the attainment of such Performance Targets;

3.             In its sole discretion, adjust the size of, or eliminate, the total amount available for Incentive Payments for the Performance Period; and

4.             In its sole discretion, determine the share, if any, of the available amount to be paid to each Participant as that Participant’s Incentive Payment, and authorize payment of such amount.  In the case of a Participant who is a Covered Employee, the Committee shall not be authorized to increase the amount of the Incentive Payment for any Performance Period determined with respect to any such individual by reference to the applicable Performance Targets.

C.            Other Applicable Rules.

1.             Unless otherwise determined by the Committee with respect to any Covered Employee or by the Corporation’s Chief Executive Officer with respect to any other Participant (unless otherwise required by applicable law), no payment pursuant to this Plan shall be made to a Participant unless the Participant is employed by the Corporation or an Affiliate as of the date of payment; provided, however, in the event of the Participant’s (i) retirement in accordance with the policies of the Corporation or Affiliate which employs the Participant, (ii) death or (iii) termination of employment due to disability (within the meaning of such term as set forth in the Long-Term Disability Plan of Comerica Incorporated or its successor, the provisions of which are incorporated herein by reference, or as the Committee shall determine), the Corporation shall pay the Participant an Incentive Payment for the applicable Performance Period, at such time as Participants are generally paid Incentive Payments for such Performance Period, in an amount equal to the product of (x) the amount that the Committee (or in the case of a Participant who is not a Covered Employee, the Chief Executive Officer) determines that the Participant would have earned for the applicable Performance Period had the Participant continued in the employ of the Corporation for the entirety of the Performance Period and (y) a fraction, the numerator of which is the number of full months elapsed from the commencement of the applicable Performance Period through the Participant’s termination of employment and the denominator of which is the total number of months in the applicable Performance Period.

2.             Incentive Payments shall be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Corporation’s payroll practices as in effect from time to time.

3.             The maximum amount which may become payable to any Covered Employee in any calendar year as an Incentive Payment with respect to all Performance Periods completed during such calendar year shall be $5,000,000.

4.             Incentive Payments shall be payable in cash, provided, however, that the Committee may elect to pay a percentage of such Incentive Payments in shares of the Corporation’s common stock, $5.00 par value, per share (“Shares”).  Any such Shares shall be subject to restrictions as may be determined by the Committee.  Incentive Payments, including any grant of Shares in lieu of cash, shall be made as soon as practical after the end of the calendar year in which the Performance Period ends or is deemed to have ended pursuant to the provisions of Section VI(A), but in no event after the date that is two and a half months after the end of the calendar year in which such Performance Period ends or is deemed to have ended pursuant to the provisions of Section VI(A).  Notwithstanding anything in this Section IV(C)(4) to the contrary, if a Participant elects to defer receipt of all or any portion of an Incentive Payment under the provisions of any deferred compensation plan maintained by the Corporation, the provisions in this Plan (including this Section IV(C)(4)) regarding the timing and form of payment of Incentive Payments shall cease to apply to such deferred amounts and the provisions of the applicable deferred compensation plan shall govern the timing and form of payment of such deferred amounts.

5.             Notwithstanding the provisions of Section IV(C)(4) above, an Incentive Payment may be made after the date that is two and a half months after the end of the calendar year in which the Performance Period ends or is deemed to have ended pursuant to the provisions of Section VI(A):

a.             If it is administratively impracticable to make such Incentive Payment by that date and such impracticability was unforeseeable at the time the Participant obtained a legally binding right to the Incentive Payment, provided that such Incentive Payment is made as soon as administratively practicable; or

b.             If making the Incentive Payment by such date would jeopardize the ability of the Corporation to continue as a going concern, provided that such Incentive Payment is made as soon as the Incentive Payment would not have such effect.

6.             A Participant shall have the right to defer any or all of any Incentive Payment as permitted under the provisions of any deferred compensation plan maintained by the Corporation.  The Committee, in its sole discretion, may impose limitations on the percentage or dollar amount of any Participant election to defer any Incentive Payment and may impose rules prohibiting the deferral of less than 100% of any Incentive Payment.

7.             Until paid to a Participant, Incentive Payments may not be assigned, alienated, transferred or encumbered in any way.

SECTION V
AMENDMENT OR TERMINATION

The Committee may amend, modify or terminate the Plan in any respect at any time without the consent of any Participant.  Any such action may be taken without the approval of the Corporation’s stockholders unless stockholder approval is required by applicable law or the requirements of Section 162(m) of the Code.  Termination of the Plan shall not affect any Incentive Payments determined by the Committee to be earned prior to, but payable on or after, the date of termination, and any such Incentive Payments shall continue to be subject to the terms of the Plan notwithstanding its termination.

SECTION VI
CHANGE OF CONTROL

Unless otherwise determined by the Committee prior to a Change of Control, in the event of a Change of Control, the following provisions shall be applicable:

A.            The Performance Periods then in effect will be deemed to have concluded immediately prior to the Change of Control of the Corporation and the total amount available to fund the related incentive pools will be that proportion of the amount (based upon the number of full and partial months in such Performance Period elapsed through the date of Change of Control of the Corporation) which would be available for funding assuming the Corporation had attained Performance Goals at a level generating maximum funding for the Performance Periods; and

B.            The Committee, in its sole discretion, will no later than immediately prior to the Change of Control approve the share of the available amount payable to each Participant as that Participant’s Incentive Payment (provided that the entire available amount as calculated pursuant to Section VI(A) shall be paid to Participants as Incentive Payments), and payments shall be made to each Participant as soon thereafter as is practicable.

SECTION VII
EFFECTIVE DATE OF THE PLAN

This Comerica Incorporated 2006 Management Incentive Plan shall be effective as of January 1, 2006, subject to the approval of the Corporation’s stockholders on May 16, 2006, as required to comply with the requirements of Section 162(m) of the Code, and thereafter shall remain in effect until terminated in accordance with Section 5 hereof.

SECTION VIII
GENERAL PROVISIONS

A.            The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Corporation or any Affiliate, except as expressly provided in the Plan.

B.            The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.  “Corporation” means the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Plan by operation of law or otherwise.

C.            The Plan does not constitute an inducement or consideration for the employment of any Participant, nor is it a contract between the Corporation, or any Affiliate, and any Participant.  Participation in the Plan shall not give a Participant any right to be retained in the employ of the Corporation or any Affiliate or to receive an Incentive Payment with respect to any Performance Period.

D.            Nothing contained in this Plan shall prevent the Board or Committee from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required and such arrangements may be either generally applicable or applicable only in specific cases.

E.             The Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

F.             This Plan is intended to comply in all aspects with applicable law and regulation, including, with respect to those Participants who are Covered Employees, Section 162(m) of the Code.  In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law or regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws including, without limitation, Code Section 162(m), so as to carry out the intent of this Plan.

G.            If any compensation or benefits provided by this Plan may result in the application of Section 409A of the Code, the Corporation shall modify the Plan in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and with as little diminution in the value of the Incentive Payments to the Participants as practicable.

H.            Neither the Plan nor any Incentive Payment shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a Participant or any other person.  To the extent that any person acquires a right to receive Incentive Payments from the Corporation pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

Corporate Governance and Nominating Committee Approved:  February 22, 2006 (original plan).

Governance, Compensation and Nominating Committee Approved:  November 18, 2008 (this amended and restated plan).

Board Approved:  March 28, 2006 (original plan); November 18, 2008 (this amended and restated plan).

Stockholders Approved:  May 16, 2006 (original plan).